Exhibit 99.1

CONTACT:

Dee Ann Johnson

Chief Financial Officer and Treasurer

412-456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

May 5, 2015

Ampco-Pittsburgh Corporation Announces First Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales and net income for the three months ended March 31, 2015 of $65,087,000 and $72,000 or $0.01 per common share, respectively, against sales and net income of $62,913,000 and $78,000 or $0.01 per common share for the same period in 2014. Income from operations for the first three months of 2015 of $502,000 compares to $777,000 for the first three months of 2014. Operating income for 2015 includes a pre-tax curtailment charge of approximately $1,200,000 associated with a partial freezing of the U.S. Defined Benefit Plan but benefited from a pre-tax credit of approximately $750,000 relating to the collection of accounts receivable previously written off.

For the Forged and Cast Engineered Products segment, sales increased from a year ago principally due to a higher volume of shipments of other forging products offset by a decrease in traditional roll shipments. Operating income improved from a year ago primarily due to the collection of accounts receivable previously mentioned. For the Air and Liquid Processing segment, sales were down slightly from a year ago resulting primarily from a decline in shipments to the fossil-fueled utility and industrial markets. Operating income was comparable.

John Stanik, Ampco-Pittsburgh’s Chief Executive Officer commented, “The curtailment charge related to the partial freezing of the U.S. Defined Benefit Plan, which is a prudent investment, and the credit associated with the collection of previously written-off accounts receivable somewhat cloud the operating results of the business. Considering the extremely difficult conditions of the primary markets we serve, I am pleased with our financial performance.”

“During the first quarter, we made significant strides to revitalize the Corporation, reduce costs that will bear fruit later this year and in 2016, and made much progress in our strategic planning process. While I am concerned about future short-term revenue because of the ongoing steel industry problems, I am excited about the progress we have made and the direction of Ampco-Pittsburgh.”

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended March 31,
	2015	2014

Sales	$65,087,000	$62,913,000

Cost of products sold (excl. depreciation)	52,044,000	50,063,000
Selling and administrative	9,396,000	9,006,000
Depreciation	3,142,000	3,058,000
Loss on disposal of assets	3,000	9,000

Total operating expense	64,585,000	62,136,000

Income from operations (1)	502,000	777,000
Other (expense) income – net	(380,000)	118,000

Income before income taxes	122,000	895,000
Income tax provision	(40,000)	(376,000)
Equity losses in Chinese joint venture	(10,000)	(441,000)

Net income	$72,000	$78,000

Earnings per common share:
Basic	$0.01	$0.01

Diluted	$0.01	$0.01

Weighted-average number of common shares outstanding:
Basic	10,425,664	10,373,191

Diluted	10,464,088	10,422,880

(1)	2015 includes a pre-tax curtailment charge of approximately $1,200,000 associated with the partial freezing of the U.S. Defined Benefit Plan offset by a pre-tax credit of approximately $750,000 relating to the collection of accounts receivable previously written off.